UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 24, 2023

Power Solutions International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35944	33-0963637
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Mittel Drive, Wood Dale, Illinois 60191
(Address of Principal Executive Offices, and Zip Code)

(630) 350-9400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	—	—

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2023, Power Solutions International, Inc. (the “Company” or “PSI) announced that the Board of Directors (the “Board”) of the Company appointed Constantine Xykis as Chief Executive Officer and Chief Technical Officer, effective April 24, 2023 (the “Effective Date”).

Mr. Xykis, age 64, had served as Interim Chief Executive Officer since June 1, 2022 and Chief Technical Officer since March 15, 2021. Mr. Xykis has more than 30 years of professional experience in multi-disciplined engineering areas including senior management and executive positions. Since his appointment as Chief Technical Officer, Mr. Xykis has been responsible for the oversight of the Company’s advanced product development, engineering design and analysis, on-highway engineering, applied engineering, emissions and certification, Waterford, Michigan engineering operations, program management and product strategic planning. Since joining the Company in 2010 and until his appointment as Chief Technical Officer in March 2021, Mr. Xykis served as Vice President of Engineering for the Company. Prior to joining PSI, his previous professional experience in multi-disciplined engineering areas including senior management and executive positions includes service at various companies including Cummins Inc., and Generac Power Systems, both of which are publicly traded. Mr. Xykis also served as Adjunct Professor of Mechanical Engineering and Mechanics at the Milwaukee School of Engineering and previously served on the audit and compensation committees of the Board of Directors of Image Sensing Systems, a publicly traded company on NASDAQ, from 1996 to 2001. Mr. Xykis also served on the advisory board of CEGE, College of Science and Engineering, University of Minnesota for eight years.

Mr. Xykis holds a Bachelor’s degree in Structural Engineering, a Master’s degree in Vibration/Dynamics, and a PhD. in Structural/Applied Mechanics from the University of Minnesota, Minneapolis.

Xykis Employment Agreement

In connection with Mr. Xykis’ appointment as Chief Executive Officer and Chief Technical Officer, Mr. Xykis and the Company entered into an Employment Agreement, effective as of the Effective Date (the “Employment Agreement”). The Employment Agreement provides that Mr. Xykis will receive the following compensation: (a) an annual base salary of $525,000; (b) an annual incentive bonus under the Company’s Key Performance Indicator (“KPI”) plan with a target of 70% of his base salary, or as generally determined by the Board; (c) a bonus under the Company’s Long-Term Incentive (“LTI”) plan with a target of 60% of his base salary, or as generally determined by the Board; (d) subject to approval by the Compensation Committee of the Board, an award of 85,000 shares of stock appreciation rights (“SARs”) pursuant to the Company’s 2012 Incentive Compensation Plan, with a strike price to be determined at the time of the Compensation Committee’s approval and vesting to occur in equal installments on each of the first three anniversaries of the Effective Date, subject to his continued employment; (e) an automobile allowance of $1,975 per month towards his automobile lease, $1,750 per month towards the cost of gasoline for travel as long as Mr. Xykis commutes from his current home to the Company, and reimbursement for reasonable amounts, not to exceed $2,500 per year, spent on auto insurance for the leased vehicle; and (f) standard employee benefits as are generally available to employees of the Company. If the Company terminates Mr. Xykis without Cause (as defined in the Employment Agreement), in addition to payment of any accrued obligations, Mr. Xykis would be eligible to receive severance, subject to his execution of a general release of claims, consisting of: (i) any determined, but unpaid, KPI or LTI bonus relating to the fiscal year prior to the fiscal year of termination; (ii) a prorated KPI or LTI bonus for the fiscal year in which his termination occurs; (iii) 12 months of salary continuation payments; and (iv) 12 months of health benefit continuation coverage on the same terms as provided before Mr. Xykis’ termination. If Mr. Xykis is terminated for Cause, any outstanding KPI bonus or LTI award, including any not yet paid for the fiscal year prior to the year of his termination, and any restricted stock units, unexercised stock options and SARs (whether vested or unvested) will be automatically forfeited. The Employment Agreement contains certain restrictive covenants, including an indefinite confidentiality provision and IP assignment provision, and non-competition and non-solicitation covenants applicable for one-year post-termination.

There are no family relationships between Mr. Xykis and any of the directors or executive officers of the Company, and there are no transactions in which Mr. Xykis has an interest requiring disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Xykis and any other person pursuant to which Mr. Xykis was appointed as an officer of the Company.

The foregoing description of the Employment Agreement is qualified in its entirety by the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

A press release announcing the matters described above is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of April 24, 2023, between the Company and Constantine Xykis.

99.1	Press release, dated as of April 25, 2023, announcing the appointment of Mr. Xykis as CEO and CTO.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Power Solutions International, Inc.

Dated: April 25, 2023	By:	/s/ Xun Li
Xun Li
Chief Financial Officer